Exhibit 99.1
Network CN Provides Update to Shareholders as Launch of Its Advertising Network Nears

❖	Receives final $35 million installment of $50 million financing

NEW YORK, February 6, 2008 /Xinhua-PRNewswire/ -- Network CN Inc. (OTC Bulletin Board: NWCN - News), a Chinese media and travel network company headquartered in Hong Kong, today announced an Olympic-year shareholder letter providing an update on highlights of Company operations and financing.

“As China prepares for the Summer Olympic Games, Network CN is nearing significant operational milestones,” commented Godfrey Hui, Chief Executive Officer of Network CN.  “Specifically, we are approaching the activation of the first phase of our multi-city network of outdoor LED roadside billboards and mega-size advertising displays including the 98-panel project at the new international terminal at Beijing International Airport."

The letter from Mr. Hui, which will be publicly available on the Company’s web site at http://www.ncnincorporated.com, provides details and perspective on the build-out and expected February launch of the Company’s media network, as well as other milestones.  “Network CN is in the right place at the right time with the right media network,” reads one passage.  “We look forward to the launch of our out-of-home advertising network with pride and exhilaration.”

Among other highlights, the Company announced that it has received the third and final tranche of financing under a $50 million Note and Warrant Purchase Agreement with affiliated investment funds of Och-Ziff Capital Management Group ("Och-Ziff").  The closing of this third round will bring the Company US $35 million to use in operations as it continues to expand its outdoor advertising network across the major cities of China.

"We are deeply appreciative of Och-Ziff’s counseling and are aggressively moving forward with our business plan on the strength of our financing agreement with them," commented Mr. Hui.  "The exercise of Och-Ziff’s warrants would inject an additional $100 million, so we are making every effort toward facilitating that outcome.  We thank Och-Ziff for helping to empower our company to build a leadership position in outdoor media.”

Please refer to Network CN's website (http://www.ncnincorporated.com) for additional details.

About Och-Ziff Capital Management Group

Och-Ziff, founded by Daniel Och in 1994, is one of the world’s largest institutional alternative asset managers with offices in New York, London, Hong Kong, Tokyo, Bangalore and Beijing.  Och-Ziff’s funds seek to deliver consistent positive, risk-adjusted returns with a strong focus on risk management and capital preservation.  Och-Ziff’s multi-strategy approach combines global investment strategies, including merger arbitrage, convertible arbitrage, equity restructuring, credit and distressed credit investments, private equity and real estate.  Och-Ziff had approximately $33.2 billion of assets under management for over 700 fund investors as of January 1, 2008.

About Network CN Inc.

Headquartered in Hong Kong, Network CN Inc.'s vision is to build a nationwide network in China that serves the needs of a variety of customers. The Company operates a Media Network, a Hotel Network and an e-Network. On the media side, Network CN is establishing a multi-media, multi-application advertising network in the key cities of China, focusing on outdoor advertising media. As of December 31, 2007, the Company had obtained rights to install and operate 923 roadside digital video panels, 8 mega-size digital video billboards and 922 light boxes in the PRC. On the hospitality and hotel management side, Network CN is building a travel service platform to link up under one network, all the hotel properties under our management, whether owned by the Company or operated under lease or joint venture agreements. In addition, the Company is actively pursuing the development of an e-Network via the Internet.

This press release includes statements that may constitute "forward- looking" statements, usually containing the word "believe", "estimate", "project", "expect", "plan", "anticipate" or similar expressions. Forward- looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, risks related to financing overall and to the terms of the note and warrant purchase agreement specifically, risks attending the build- out of the Company's media network, acceptance of the Company's products and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Network CN Inc. business are set forth in the Company's Annual Report on Form 10-QSB filed with the Securities and Exchange Commission on November 9, 2007, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Network CN Inc. disclaims any obligation to update these statements for revisions or changes after the date of this release.

Company Contact:
Stanley Chu, General Manager
Network CN Inc.
Tel: 852-2833-2186

Investor Relations:
Sean Collins, Senior Partner
CCG Elite
Tel: 1-310-477-9800

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